Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES RELEASE OF MHA PETROLEUM CONSULTANTS, LLC

STUDY OF CnF® EFFECTIVENESS IN THE DENVER JULESBURG BASIN OF COLORADO

HOUSTON, January 27, 2016 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced the release of the study regarding the effectiveness of the Company’s suite of Complex nano-Fluid® completion chemistries (“CnF®”) in the Denver Julesburg Basin (“D-J Basin”) by MHA Petroleum Consultants, LLC (“MHA”). As noted in the Company’s press release of January 19, 2016, MHA was retained by the Special Technical Committee (the “Technical Committee”) established to review the efficacy of CnF® and the Company’s data analysis software.

The report, entitled “Effectiveness of CnF on Improving Horizontal Well Performance, Greater Wattenberg Area – DJ Basin, Colorado” can be found by clicking on the icon in the upper right corner of the Flotek website at www.flotekind.com.

Evaluation Scope and Methodology

Upon being retained by the Technical Committee, MHA defined the scope of its evaluation of CnF® performance in three core operating basins: the D-J Basin of Colorado, the Permian Basin and the South Texas Basin (inclusive of the Eagle Ford shale), both in Texas. As noted in the press release of January 19, 2016, MHA’s analysis began in the D-J Basin. MHA is continuing to study the efficacy of CnF® in the two Texas basins and the Company expects to release the results upon completion of their work.

A complete description of MHA’s methodology can be found in the report available on Flotek’s website. Highlights of the D-J Basin study protocol include:

•	The evaluation of 1,133 wells completed in the Niobrara formation in three focal areas in Weld County, Colorado. The three focal areas were selected because they had the highest density of horizontal Niobrara wells and provided a sampling of wells in both the northern portion (oil prone) and southern portion (gas prone) of the study area. The study focused on Niobrara completions as it is the dominant completion target in the D-J Basin.

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The evaluated wells were identified and mapped to the study area using the “Full Data Download” database from FracFocus. FracFocus is the national hydraulic fracturing chemical registry managed by the Ground Water Protection Council and Interstate Oil and Gas Compact Commission. The site was created to provide the public with access to reported chemicals used for hydraulic fracturing and is used by many states as a means of official state chemical disclosure. FracFocus data is available in two formats: Well data available in Format 2.0 provides chemical descriptions in direct Data Download format and was used by MHA to identify the presence of CnF® in the hydraulic fracture fluid system. Well data provided to FracFocus prior to Format 2.0 were evaluated by downloading individual well data PDF files and reviewed to determine the presence of CnF®.

•	MHA applied an additional qualification to its analysis, only considering wells that had a minimum of 12-months of total production. This qualification was intended to ensure that each well evaluated had sufficient production history to accurately quantify the productivity of the well.

•	As FracFocus does not contain production data, MHA obtained production data by matching the unique API well identification numbers provided by FracFocus to the commercial well information database provided by IHS Enerdeq Browser. The data analysis was then conducted using application tools such as Excel and Aries, a software tool provided by Landmark Solutions, a subsidiary of Halliburton.

•	MHA assessed the productivity performance of the wells (both CnF® and non-CnF wells) using the first 12 months of cumulative oil production and also using an Estimated Ultimate Oil Recovery (“EUR”) over the life of the well. Both of these parameters were calculated in terms of oil volume (barrels) and in terms of the ratio of oil volume to the gross perforated interval length in the horizontal well (barrels per foot). A higher calculated value for any of the four possible parameters indicates greater well productivity. A description of MHA’s methodology for calculating EUR can be found in the report available on Flotek’s website.

The report found on Flotek’s website provides additional methodological details as well as limitations, qualifications and assumptions related to the analysis provided in the report.

Results of D-J Basin Evaluation

Comparison of Well Performance; Weld County, Colorado — Percent Gain of CnF (Horizontal Niobrara Wells Only)
Focus Area	CnF Well Count	Non-CnF Well Count	Improvement in Average first 12- month oil production	Improvement in Average first 12- month oil production per foot of gross perforated interval	Improvement in Average Oil EUR	Improvement in Average Oil EUR per foot of gross perforated interval
Area 1	105	122	10.0%	46.9%	19.2%	58.4%
Area 2	348	123	7.4%	18.3%	12.1%	27.6%
Area 3	251	184	-2.7%	9.8%	-12.1%	1.4%

Source: MHA Petroleum Consultants, LLC

The comprehensive results of the MHA’s analysis can be found in the report available on Flotek’s website. When analyzing performance using 12-month cumulative oil production, the report states:

As stated previously, it is the opinion of MHA that the most meaningful comparison parameter in the above three tables is the normalized 12-month cumulative oil volume per foot of gross perforated interval. Using that parameter, the CnF wells in Area 1 showed the most substantial gain in productivity, as compared to the non-CnF wells, with an improvement of 46.9%. Area 2 showed the second best performance with the CnF wells showing a 18.3% gain over the non-CnF wells. Lastly, Area 3 has the smallest improvement, with the CnF wells showing a 9.8% gain over non-CnF wells in this area.

MHA also studied the relative performance of wells using CnF® in the fracture stimulation process and compared those wells to wells not using CnF® using Estimated Ultimate Oil Recovery and states the following:

Area 1, the most oil prone of the three focus areas, showed the highest gain in “EUR per foot of gross perforated interval” of 58.4% with the use of the CnF additive. Area 2 had the next highest gain with 27.6%, while Area 3, the most gas prone of the three areas, showed the smallest gain in productivity, 1.4%, associated with the use of CnF.

MHA provided the following conclusions in the report:

The results presented demonstrate that for Focus Areas 1 and 2, the wells which used the CnF additive showed a significant increase in both 12-month and ultimate oil production productivity parameters. The results for Focus Area 3, which is the most gas prone of the three areas, are not conclusive. Two of the parameters show an increase in the productivity performance for the CnF wells in Area 3, while the other two parameters project the opposite result.

The Company urges interested parties to carefully read the entire MHA report, including the limitations, qualifications and assumptions of the research as outlined therein.

Next Steps

As noted in the report, “[T]he results presented in this report are considered initial results specific to the areas studied within the Niobrara formation in Weld County, Colorado. MHA is now conducting similar investigations into the effectiveness of the CnF® additive in the Eagleford play area and the Permian Basin of Texas.”

As those studies are completed, it is the Company’s intention to release them in a manner similar to the release of the D-J Basin data presented here. In addition, once all of the analysis is complete, Flotek intends to schedule a conference where it will provide a comprehensive review of the methodology and findings to interested parties.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. The Company also serves commercial and industrial markets with a portfolio of diverse chemical technologies. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.